Exhibit 4.1

SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of October 24, 2022, by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and Vitru Limited (the “Company”).

1.	The Company is offering (the “Rights Offering”) to the holders of common shares, par value US$0.00005 per share (“Common Shares”), on October 21, 2022 (the “Record Date”), the right (“Rights”) to subscribe for new Common Shares. Except as set forth in Sections 9 and 10 below, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on November 17, 2022 or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). One Right is being issued for every six Common Shares held on the Record Date. One Right and payment in full of the subscription price of US$16.02 (the “Subscription Price”) is required to subscribe for one Common Share. Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s prospectus dated October 25, 2021, as supplemented by the prospectus supplement dated October 24, 2022 (the “Prospectus”).

2.	The Subscription Agent is hereby appointed by the Company to effect the Rights Offering as set forth herein, and the Subscription Agent accepts such appointment. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and reasonably believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions); and

(c)	resolutions adopted by the board of directors of the Company in connection with the Rights Offering.

4.	As soon as is reasonably practicable, the Subscription Agent shall mail or cause to be mailed, or deliver or cause to be delivered, which delivery may be effected electronically through the facilities of the Depository Trust Company (“DTC”), to each holder of Common Shares at 5:00 p.m. New York City time on the Record Date (each, a “Record Holder”), a Subscription Certificate evidencing the Rights to which such holder is entitled, a Prospectus and, in case of physical mailing or delivery, an envelope addressed to the Subscription Agent. Prior to

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mailing, the Company shall provide the Subscription Agent with (a) the form of Subscription Certificates in electronic form which the Subscription Agent shall prepare and issue in the names of Record Holders and for the number of Rights to which each respective Record Holder is entitled, and (b) the Prospectus in electronic form, which the Subscription Agent shall duplicate, or procure to be duplicated, in the quantities required in order to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)	Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery, including electronic delivery through the facilities of the DTC) of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, LLC” the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) and (c) below, mail to the subscriber’s registered address on the books of the Company (or such other address as the subscriber may request in his or her properly completed Subscription Certificate) certificates representing the Common Share duly subscribed for and furnish a list of all such information to the Company.

(b)	As soon as practicable after the Expiration Date, the Subscription Agent shall calculate the number of Common Shares to which each subscriber is entitled.

(c)	Upon calculating the number of Common Shares to which each subscriber is entitled and the amount overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(d)	If a lesser number of Common Shares is allotted to a subscriber than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the Common Shares allotted are mailed.

(e)	Funds received by the Subscription Agent shall be held by it in a segregated account. Upon mailing certificates representing the Common Shares and refunding subscribers for Common Shares subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for Common Shares issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

(f)	In the event that the Rights Offering is not consummated because the Company has withdrawn, cancelled or terminated the Rights Offering, the Subscription Agent shall, upon receipt of notice from the Company of such withdrawal, cancellation or termination, liquidate the segregated account in which the monies were held as

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promptly as practicable and remit to each subscribing Record Holder the funds tendered by such holder upon exercise of his or her Rights. For the avoidance of doubt, Section 12 below shall apply irrespective of any withdrawal, cancellation or termination pursuant to this Section 5.

6.	Until 5:00 P.M., New York City time, on the third Business Day (as defined below) prior to the Expiration Date, the Subscription Agent shall facilitate subdivision of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates. As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York, in the Cayman Islands or in Brazil are authorized or obligated by law or executive order to close.

7.	The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent will follow the same procedures followed for lost stock certificates representing Common Shares it uses in its capacity as transfer agent for the Company’s Common Shares.

8.	The Subscription Agent shall deliver to the Company copies of the exercised Subscription Certificates in accordance with written directions received from the Company, and the Subscription Agent shall deliver to the subscribers who have duly exercised Rights, at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

9.	The Subscription Agent shall notify the Company by telephone before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised an the day covered by such daily notice, (ii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iii) the cumulative total of the information set forth in clauses (i) and (ii) above. At or before 5:00 P.M., New York City time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request.

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10.	With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Carlos Freitas	Chief Executive Officer
Amanda Caires	Head of Corporate Legal
Maria Carolina Freitas	Head of Investors Relations

11.	Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

12.	This Agreement shall terminate upon demand by the Company, at which time the Subscription Agent shall remit to each subscribing Record Holder all funds received from such holder in payment of the Subscription Price for the Common Shares subscribed for by such holder, without interest or penalty.

13.	The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; and, in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion. Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company, in accordance with applicable abandoned property law.

14.	The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

Without the prior written consent of the Company (which consent shall not be unreasonably withheld), the Subscription Agent will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not the Subscription Agent, the Company or any directors, officers

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or affiliates of the Subscription Agent or the Company is an actual or potential party thereto). Under no circumstances shall the Company be liable for the expense or loss of any settlement of any claim or proceeding effected by the Subscription Agent without the prior written consent of the Company.

In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

15.	Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

Vitru Limited

Rodovia José Carlos Daux, 5500, Torre Jurerê A, 2nd floor
Saco Grande, Florianópolis, Santa Catarina, 88032-005, Brazil

Attention: Carlos Freitas / Amanda Caires

Email: carlos.freitas@vitru.com.br / amanda.caires@vitru.com.br /

juridicosocietario@vitru.com.br

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Actions

Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Legal Department

Email: legalteamAST@astfinancial.com

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

16.	If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted

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by applicable law.

17.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

18.	Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

19.	EACH PARTY, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT IT MIGHT HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

20.	No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

21.	Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

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This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

VITRU LIMITED

By:	/s/ Pedro Jorge Guterres Quintans Graça
	Name:	Pedro Jorge Guterres Quintans Graça
	Title:	Chief Executive Officer

By:	/s/ Carlos Henrique Boquimpani de Freitas
	Name:	Carlos Henrique Boquimpani de Freitas
	Title:	Chief Financial and Investor Relations Officer

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
	Name:	Michael Legregin
	Title:	Senior Vice President, Corporate Actions Relationship Management & Operations

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